FOR IMMEDIATE RELEASE

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011
Darden Contacts:
(Analysts) Matthew Stroud	(407) 245-5288
(Media) Bob McAdam	(407) 245-5404

DARDEN ANNOUNCES LEADERSHIP SUCCESSION PLAN

Clarence Otis to Step Down as Chairman and CEO

Board Separates Chairman and CEO Roles and Appoints Charles A. Ledsinger, Jr. Independent Non-Executive Chairman of the Board

ORLANDO, Fla., July 28, 2014 - Darden Restaurants, Inc. (NYSE: DRI) today announced that Clarence Otis is stepping down as Chairman and Chief Executive Officer of the Company. Darden’s Board of Directors has appointed the Company’s current Independent Lead Director, Charles A. Ledsinger, Jr., as Independent Non-Executive Chairman of the Board, effective immediately. The Company also announced that it has amended its corporate governance policies to provide for the separation of the Chairman and Chief Executive Officer roles.

To ensure a smooth transition, Mr. Otis has agreed to continue serving as Chief Executive Officer of Darden until the earlier of the appointment of his successor or December 31, 2014. Mr. Otis will remain a director of the Company, but will not stand for re-election at the 2014 Annual Meeting. Darden’s Board will initiate a search to identify Mr. Otis’s successor as CEO. Internal and external candidates will be considered. The search process will be led by Mr. Ledsinger and the Board’s Nominating and Governance Committee, which consists solely of independent directors.

Mr. Otis joined Darden in 1995. He was appointed Chief Executive Officer of Darden in November 2004 and Chairman of Darden’s Board in November 2005. During his tenure, Darden has grown to become the world’s largest full-service restaurant company with a strong multi-brand portfolio and an industry-leading, cost-effective operating support platform. For his tenure ending with Darden’s fiscal year 2014, the Company grew from 1,381 restaurants with
$5.2 billion in annual sales to more than 2,200 restaurants with more than $8.7 billion in annual sales. From November 29, 2004, when Mr. Otis was appointed Chief Executive Officer, through the end of the Company’s fiscal 2014, Darden’s total shareholder return was 133%, outpacing the return of the S&P 500 for the same period by 36 percentage points. Under Mr. Otis’s leadership, Darden also became the first full-service restaurant company to be named to Fortune’s Best Places to Work list, and it has remained on that list in each of the three years since.

Mr. Otis said, “I am proud to have been a part of Darden’s significant growth and expansion, which has enabled us to reach new consumer segments and markets and create significant long-term shareholder value. With the Red Lobster sale complete and progress on our Olive Garden brand renaissance and other strategic priorities underway, this is the right time for me to step down. Darden benefits from thousands of talented employees who work tirelessly to nourish and delight our guests every day. I am confident that they, under the leadership of our Board and management team, will continue to make progress on the actions we are taking to reinvigorate restaurant performance and further enhance shareholder value.”

Mr. Ledsinger commented, “Clarence has played an important role in leading Darden and our industry, successfully expanding Darden’s footprint and restaurant portfolio with new brands. As a restaurant company, Darden’s value is driven in part by the strength and support of employees and the communities in which the Company operates. Darden has excelled here as well under Clarence’s leadership. The Board is profoundly appreciative of Clarence’s substantial contributions to Darden, the Board and our work to provide long-term value to Darden shareholders.”

Mr. Ledsinger continued, “Given Darden’s many strengths, we expect an expeditious search process. As we work to identify the Company’s next CEO, Darden, its shareholders, employees and guests are well-served by the extraordinary depth and talent of our senior management team, including Gene Lee, Darden’s Chief Operating Officer; Brad Richmond, Darden’s Chief Financial Officer; Dave George, President of Olive Garden; Valerie Insignares, President of LongHorn Steakhouse; and Harald Herrmann, President of the Specialty Restaurant Group. The positive results we are beginning to see within our operations as a result of the actions we are taking reinforce the Board’s confidence in this team and in Darden’s strategic direction.”

Darden’s Board affirmed that it is unwavering in its commitment to continue executing Darden’s operating priorities, including the brand renaissance at Olive Garden, developing LongHorn into America’s favorite steakhouse, building on the solid performance at the Specialty Restaurant Group, further optimizing the Company’s cost structure and real estate assets, and maintaining a disciplined approach to capital allocation that reflects Darden’s investment grade credit rating and record of returning capital to shareholders through share repurchase and the Company’s current dividend.

Darden noted that, while still in the early stages, progress on its operating priorities is leading to enhanced performance throughout the Company. For example:

•
At Olive Garden, guest experience and satisfaction scores are improving across the system and are expected to translate into higher traffic trends over time. Online ordering, including a redesigned web experience and the national launch of an online To-Go platform, is underway and strengthening the take-out business. In fiscal 2014, the Company reimaged both the interior and exterior of one of its Revitalia restaurants. The new design is natural, up to date, comfortable and engaging. Initial sales results of the remodeled restaurant are encouraging - the sales trends have improved by mid-single digits since the completion of the remodel and the installation of new signage.

•
At Longhorn Steakhouse, cumulative same-restaurant sales results for the last five years have exceeded the Knapp-Track casual dining competitive benchmark by over 17%. In fiscal 2014, LongHorn’s same-restaurant sales grew 2.7% year-over-year and exceeded the industry by 3.8 percentage points.

•
The Specialty Restaurant Group continues to deliver solid performance. In fiscal 2014, total sales exceeded $1.2 billion, a 25.2% increase from the prior year, and blended same-restaurant sales grew 1.6%.

•
As a result of the Company’s aggressive cost management, general and administrative (G&A) expenses as a percentage of sales is expected to remain at approximately 5.0% following the Red Lobster sale, despite the lower revenue base. In addition, in fiscal 2015, selling, general and administrative (SG&A) expenses as a percentage of sales are expected to be the lowest since Darden became a public company.

•
As a result of Darden’s strong cash flows and the proceeds from the Red Lobster sale, Darden shareholders will continue to benefit from an active share repurchase program, including a new share repurchase program of up to $700 million in fiscal 2015 and a strong quarterly dividend, which equates to $2.20 per share annually. Darden has returned

•	$1.2 billion to shareholders through share repurchase and dividends in the past three years.

About Clarence Otis
Mr. Otis joined Darden in 1995 as Vice President and Treasurer, progressing to the position of Chief Financial Officer several years later. He was appointed Chief Executive Officer of Darden in November 2004 and Chairman of Darden’s Board in November 2005. Prior to joining Darden, he served as Managing Director and Manager of Public Finance for Chemical Securities, Inc. (now JP Morgan Securities, Inc.), capping an eleven year career in investment banking.

A member of the New York Bar Association, Mr. Otis earned a Juris Doctor degree from
Stanford Law School and worked as a securities attorney in New York City for four years prior to beginning his career in financial services. He earned a bachelor’s degree, magna cum laude, from Williams College in Williamstown, Mass., where he was elected a member of the Phi Beta Kappa Society. He currently serves as a member of the school’s Board of Trustees. Mr. Otis also serves on the board of directors of VF Corporation, Verizon Communications, Inc. and the
Federal Reserve Bank of Atlanta.

In 2012, Mr. Otis received the International Foodservice Manufacturers Association’s (IFMA)
Silver Plate Award which recognizes outstanding achievement and innovation in the foodservice industry. In 2007, he was presented with a Horatio Alger Award and inducted as a lifetime member of the Horatio Alger Association of Distinguished Americans.

About Charles A. Ledsinger, Jr.
Mr. Ledsinger has been a member of Darden’s Board of Directors since 2005 and was appointed as the Company’s Independent Lead Director in 2012. He brings to Darden significant real estate and franchising expertise, and a proven record of leading strong, profitable companies in the hospitality, restaurant and service industries.

Mr. Ledsinger is the former Vice Chairman, President and Chief Executive Officer of Choice Hotels International, one of the largest franchised lodging companies in the world with more than 6,300 hotels open in more than 35 countries and territories, and brands including Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion and Cambria Suites, among others. Under his leadership, Choice established a business model built for growth, profitability and sustainability with a franchise system that is highly regarded as one of the most successful franchising strategies in the industry.

Mr. Ledsinger’s career includes nearly 20 years at Promus (now Hilton) and its predecessor companies, where he managed the successful separation of Harrah’s and Promus in a spin-off to create two publicly traded companies. He also served as president and chief operating officer at St. Joe Company, Florida’s largest private landowner and developer of master-planned communities, resorts, and commercial and industrial facilities.

Mr. Ledsinger currently serves as Chairman and Managing Director of SunBridge Manager, LLC, an investment management firm. He also serves as Chairman of the boards of directors of Realty Investment Company, Inc., a private operating and investment company, and Sunburst Hospitality Corporation, a private hotel and real estate operator. In addition, Mr. Ledsinger is currently a director of FelCor Lodging Trust Incorporated, and previously served as a director of both Choice and Friendly Ice Cream Corp.

About Darden
Darden Restaurants, Inc., (NYSE: DRI), the world’s largest full-service restaurant company, owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales.  Headquartered in Orlando, Fla., and employing more than 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people.  In 2014, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the fourth year in a row.  Our restaurant brands - Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House - reflect the rich diversity of those who dine with us.  Our brands are built on deep insights into what our guests want.  For more information, please visit www.darden.com.

Information About Forward-Looking Statements
Forward-looking statements in this communication regarding our expected ability to maintain our investment grade credit rating and dividend policy, our ability to retire outstanding debt and buy back stock, our ability to execute on our brand renaissance program and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives and expectations regarding the sale of Red Lobster, benefits to Darden and its shareholders from such sale and related matters, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date except as required by law. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden’s strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, the outcome of any legal proceeding that may be instituted against Darden relating to the sale of Red Lobster, actions of activist investors and the cost and disruption of responding to those actions, including any proxy contest for the election of directors at our annual meeting, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V's, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

Important Additional Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders. The Company intends to file a preliminary proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitations of proxies from the Company’s stockholders. Information regarding the names and interests of such participants in the Company’s proxy solicitation is set forth in the Company’s revocation solicitation statement, filed with the SEC on April 1, 2014 and will also be included in the applicable proxy statement. These documents are available free of charge at the SEC’s website at www.sec.gov.

The Company will be mailing a definitive proxy statement and proxy card to the stockholders entitled to vote at the applicable meeting. WE URGE INVESTORS TO READ ANY PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any proxy statement and any other documents filed by the Company with the SEC in connection with the possible proxy solicitations at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://investor.darden.com/investors/investor-relations/default.aspx.